Exhibit 99.1
Hanover Compressor Company Completes Tender Offers and Consent Solicitations
Hanover Compressor Company (“Hanover”) (NYSE:HC) today announced that it has completed its previously announced tender offers and consent solicitations for $550 million of its outstanding senior notes (as described in the table below and, collectively, the “Notes”). As of 5:00 p.m., New York City time, on August 17, 2007, Hanover had received tenders of Notes as displayed in the table below.

	CUSIP
Title of Security	Number	Principal Amount Outstanding	Principal Amount Tendered	% Tendered
8.625% Senior Notes due 2010	410768AF2	$200,000,000	$199,915,000	99.96%
9.0% Senior Notes due 2014	410768AG0	$200,000,000	$200,000,000	100%
7.5% Senior Notes due 2013	410768AH8	$150,000,000	$150,000,000	100%
On August 20, 2007, Hanover accepted for purchase all of the tendered Notes. As a result, the supplemental indentures effecting certain proposed amendments to the indentures governing the Notes have become operative. The amendments to the indentures eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default in the indentures governing the Notes, as described in the Offer to Purchase and Consent Solicitation Statement dated as of July 19, 2007.
As a result of Hanover’s acceptance for purchase of all of its outstanding 9.0 % Senior Notes due 2014 and 7.5% Senior Notes due 2013, the indentures relating to those series of Notes are expected to be satisfied and discharged.
Wachovia Securities acted as exclusive dealer manager in connection with the tender offers and consent solicitations.
CONTACT: Hanover Compressor Company, Houston
Vice President, Investor Relations & Technology
Stephen P. York, 832-554-4856